SCHEDULE 14A
            Proxy Statement Pursuant to Section 14(a)
             of the Securities Exchange Act of 1934

                  Filed by the Registrant [   ]
         Filed by a Party other than the Registrant [X]

                   Check the appropriate box:
                [   ] Preliminary Proxy Statement
                [   ] Definitive Proxy Statement
               [X] Definitive Additional Materials
 [   ] Soliciting Material Pursuant to Section 240.14a-ll(c) or
Section 240.14a-12

              Family Steak Houses of Florida, Inc.
        (Name of Registrant as Specified In Its Charter)
                     Bisco Industries, Inc.
           (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[   ] $125 per Exchange Act Rules 0-1 I(c)(l)(ii), 14a-6(i)(1), or
14a-6(i)(2).

[   ] $500 per each party to the controversy pursuant to Exchange
Act Rule 14a-6(i)(3)

[   ] Fee computed on table below per Exchange Act Rules 14a-
6(i)(4) and 0-11

1) Title of each class of securities to which transaction applies:

2)   Aggregate number of securities to which transaction applies:


3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

4)   Proposed maximum aggregate value of transaction:

     [   ]  Check box if any part of the fee is offset as provided
     by Exchange Act Rule 0-1 I(a)(2) and identify the filing for which the offering fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.


     1)   Amount Previously Paid:

     2)   Form, Schedule or Registration Statement No.:

     3)   Filing Party:

     4)   Date Filed:
















































               [BISCO INDUSTRIES, INC. LETTERHEAD]


May 1, 1997

Dear Fellow Shareholder, (Family Steak Houses of Florida, Inc.)

I am writing to ask again, if you have not already done so, for your vote in favor of all the proposals on your Gold Consent Card. These proposals repeal the anti-takeover bylaws recently adopted by Family Steak Houses of Florida, Inc.'s (the "Company") Board of Directors, and adopt new bylaws that "opt-out" of the Florida Control Share Act and eliminated the recently adopted Poison Pill.

                      WHO'S COMPANY IS IT?

The Board is taking the Company away from us, the shareholders, and giving it to themselves. They are pirating the Company from its rightful owners. This is America -- the shareholders own the Company and have the right to control it; not some small non-owner group who has gained their power in the Company through politics. This group states that they must protect the shareholders from each other; large against small, active against inactive, tall against short. Their real motive: protect themselves from the shareholders. The Board should not have the power to take the decision away from the shareholders on whether to sell their shares through any present or future offer, to any party. The Board is spending shareholder money to take the Company away from us (the shareholders) -- over $200,000 -- as much as the Company made all last year. The shareholders should be allowed to keep their money and make their own decisions. With over 2 million options and warrants outstanding, the Board is more concerned with giving away the shareholder's Company than increasing shareholder value. Our motives are the same as any other shareholder: increase the value of our shares. Their motive, as non-owners, is to preserve their kingdom without pressures from the owners to perform. The Board calls us a corporate raider - but what they really fear is a significant representative of the shareholders. The Board only owns 2%, and they obtained most of that through stock options, unlike you and I. That is why they need all these restrictions against the shareholders. You can see whom the Board is protecting; look how they amended their stock option plans: to make their options immediately exercisable on the first purchase of shares under a tender offer. This is how they have been diluting the shareholder's ownership while rewarding themselves as a penalty if any of the shareholders decides to sell their shares through our tender offer.

 THE BOARD WILL STOOP PRETTY LOW TO PROTECT THEMSELVES FROM THE
REAL OWNERS

The Board is using scare tactics, misleading comments and misrepresenting the Bisco team to convince you not to tender or support our proposals. The Board states that Bisco has no plan or experience. Please examine the facts:

Bisco's Current Results: $33,000,000 in sales     $2,500,000
                                                  pre-tax earnings

Family Steakhouse (1996): $38,000,000 in sales    $270,000 pre-tax
                                                  earnings

As an active investor Bisco's last two investment projects resulted in the following stock gains from start to finish of project.

                    1/89      2/90      Increase in Share Price

Bell Industries     $12       $16                 33%

                    10/90     2/95      Increase in Share Price
RBW                 $5        $9                  80%

Current Project:
                    2/97      4/97      Increase in Share Price
Family Steakhouse   .56       .80                 43%


My personal background:

I am 51 years old, married to my wife Bobbie and have two boys, Matt (18) and Zach (17). I am a graduate of the University of Denver, class of 1969, with a B.S. in Economics. I founded Bisco Industries in 1973 and grew the Company from a one person store front, to its current size of 120 employees and 11 locations nationwide. Bisco is the 48th largest wholesale electronic parts distributor in the United States. I have completed two acquisitions in the last 3 years. Bisco's current quarterly results show:

     Sales up 10%   Profits up 45%

These proposals are in your best interest. Contrary to the Board's scare tactics, we would not take any action that would hurt shareholder value such as loss of franchise agreement, loss of mortgage or leases. We are a major shareholder and want to help increase shareholder value as we have done successfully in previous investments as well as with Bisco itself.


WE WANT TO WORK WITH CURRENT MANAGEMENT ON STRATEGIC ALTERNATIVES

Some of the strategic alternatives to enhance shareholder value that we would consider are as follows:

     1.   Faster expansion
     2.   Closure of money losing restaurants
     3.   Sale of restaurant business
     4.   Sale of real estate business
     5.   Acquisitions/mergers
     6.   New restaurant concepts
     7.   Employee incentives
     8. Other transactions as a result of a closer review of detailed information that the Board has not yet furnished us.

The Board insists on repeating that we have no restaurant experience, no experience in running a public Company, and limited financial resources. Our answer to these scare tactics is simple: as a major shareholder we do not intend to run the restaurant business, we will look for ways to improve current management and director performance. Public Company or private; you must find ways to improve shareholder value. Our financial resources are strong enough to support Bisco's growth and pay cash for any tendered stock; we are not proposing to loan money to Family Steak House.


 .50 (WE GO AWAY), .90 (WE PAY), $1.25 (ON THE WAY)

If you do not vote for our proposals, it is our judgment you are looking at a 50 stock with Bisco being forced to go away. At .2 (1996 earnings) and .4 (our 1997 estimate), it's hard to get much more than 50 as a stock price. Your two other choices are to tender your stock to our .90 offer, support our consent proposals and not take the risk that we can improve things, or support our consent proposals and stick with us while we try to deliver $1.25. (If you need tender or consent materials, contact George Garland at (800) 455-6034 or your broker.) You know that the Board never once asked us to raise our price on your behalf, even though they claim this is one of the reasons for the Poison Pill. Maybe it was because their hired financial advisor informed them Bisco's .90 offer is in the range of values it calculated for the Company (we have reason to believe we are in the top 30% of that range), or maybe they are just not interested in shareholders, other than keeping them at bay.


                          YOUR CHOICES

1.   SELL US YOUR STOCK AND VOTE FOR OUR PROPOSALS AND MINIMIZE
     YOUR RISK
                               OR

2.   STICK WITH US AND VOTE FOR OUR PROPOSALS AND SHARE THE REWARDS

  PLEASE MARK "CONSENT", SIGN AND RETURN YOUR GOLD CARD TODAY!

Sincerely,





Mr. Glen F. Ceiley
President and CEO

For more information, please contact our proxy solicitor: Garland Associates, (800) 455-6034 or (212) 866-0095 Collect.